Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Burlington Resources Inc. Retirement Savings Plan of our reports dated February 21, 2008, with respect to the consolidated financial statements, condensed consolidating financial information and financial statement schedule of ConocoPhillips included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of ConocoPhillips filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

April 3, 2008